Exhibit (e)(6)

Forma Therapeutics Holdings, LLC

Equity Incentive Plan (Amended and Restated)

1.    Purpose.

Forma Therapeutics Holdings, LLC (the “Company”) hereby amends and restates this Forma Therapeutics Holdings, LLC Equity Incentive Plan (this “Plan”) to enable the Company to provide long term incentive compensation for employees (“Employees”), executive officers (“Executives”), directors (“Directors”) and independent consultants (“Consultants”) of the Company and its Subsidiaries who have rendered and continue to render valuable services to the Company and its Subsidiaries, and who thereby make an important contribution toward the Company’s continued growth and success.

This Plan is intended to be a written compensatory benefit plan within the meaning of Rule 701 of the federal Securities Act of 1933, as amended, and is intended to qualify under similar provisions of applicable State Blue Sky laws.

2.    Equity Incentive Shares and Administration.

(a)    Awarding of Equity Incentive Shares. Equity Incentive Shares may be awarded under this Plan to Employees, Executives, Directors or Consultants at any time on or after the date hereof. The Participants and the number of Equity Incentive Shares granted to each Participant shall be determined by the Compensation Committee, subject to the limitations in Article 4. An Award Agreement shall be entered into between the Company and a Participant to reflect a grant of Equity Incentive Shares under this Plan. The Equity Incentive Shares issued contemporaneously with the adoption of this Plan are intended to be treated as profits interests within the meaning of Revenue Procedure 93-27 as clarified by Revenue Procedure 2001-43 for federal income tax purposes (or pursuant to any subsequent authority) and shall be designated as such pursuant to the Award Agreement. In the case of Equity Incentive Shares issued subsequent to the adoption of this Plan, the Compensation Committee shall determine at the time such Equity Incentive Shares are issued whether the Equity Incentive Shares constitute profits interests and the Award Agreement shall so state.

(b)    Administration. The Plan will be administered by the Administrator, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. The Administrator shall have authority, subject to the express provisions of the Plan, to determine the Participants; to set the number of shares subject to each Equity Incentive Award, and the vesting or other schedule with respect to such Equity Incentive Awards; to construe, amend, and terminate the respective Award Agreements; to determine the terms and provisions of the respective Award Agreements, which need not be identical; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations in the judgment of the Administrator necessary or desirable for the administration of the Plan and the agreements entered into pursuant to the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No director or person acting pursuant to authority delegated by the Administrator shall be liable for any action or determination under the Plan made in good faith. To the extent permitted by applicable law, the Administrator may delegate any or all of its powers under the Plan to the Compensation Committee. All references in the Plan to the term “Administrator” shall mean either the Company’s Board of Directors or the Compensation Committee thereof, to the extent the Compensation Committee is at the time responsible for the administration of the Plan.

3.    Eligibility.

Equity Incentive Shares may be issued to persons who are, at the time of issuance or grant, Employees, Executives or Directors of, or Consultants to, the Company, or any Subsidiary.

4.    Equity Incentive Shares Subject to Plan.

Subject to adjustment as provided in Section 10 below, the total number of Equity Incentive Shares which may be granted under this Plan (i.e., established and authorized for issuance) shall be limited as set forth in Section 4.1(a) of the LLC Agreement (the “Share Reserves”). There are separate Share Reserves for classes of Product Tracking Incentive Shares issued under this Plan. If any Equity Incentive Shares granted under this Plan are forfeited for any reason without having been vested, or are repurchased by the Company, that number of Equity Incentive Shares shall again be available for new Awards by the Compensation Committee under this Plan for the same class of Product Tracking Incentive Shares, subject to any new fair market value threshold.

5.    Form of Award Agreement.

As a condition to any grant under the Plan, each recipient shall execute an Award Agreement in such form not inconsistent with the Plan as may be approved by the Administrator.

6.    Vesting of Equity Incentive Shares.

Equity Incentive Shares shall vest in accordance with the vesting schedule set forth in the applicable Award Agreement.

Except as otherwise expressly provided in this Plan or the Award Agreement, in the event of the Termination of Service, whether such Termination of Service is initiated by the Participant or the Company, prior to such Participant becoming 100% vested in his Equity Incentive Shares, any unvested Equity Incentive Shares held by such Participant on the date of such Termination of Service will be canceled, such Participant will have no further right or interest under this Plan with respect to such canceled Equity Incentive Shares, and the Company will have no further obligation with respect thereto.

7.    Nontransferability of Equity Incentive Shares.

Neither a Participant nor any other Person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey, in advance of actual receipt, the Equity Incentive Shares or any amounts payable with respect thereto.

8.    Additional Provisions.

(a)    Additional Provisions. The Administrator may, in its sole discretion, include additional provisions in Award Agreements covering Equity Incentive Shares granted under the Plan, including, without limitation, restrictions on transfer, and repurchase rights; provided that such additional provisions shall not be inconsistent with any other term or condition of the Plan. The Equity Incentive Shares shall also be subject to the terms and provisions of the LLC Agreement.

(b)    Acceleration. The Administrator may, in its sole discretion, accelerate the date or dates on which all or any Equity Incentive Shares granted under the Plan may vest.

9.    Investment Representations. The Company may require any person to whom Equity Incentive Share are being issued, as a condition of acquiring such shares, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the Equity Incentive Shares for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws, or with covenants or representations made by the Company in connection with any public offering of its Common Stock.

10.    Adjustment Provisions for Recapitalizations and Related Transactions.

(a)    Adjustments Upon Changes in Capitalization. The Administrator shall determine all adjustments to be made with respect to outstanding Awards due to any changes in the capitalization of the Company, including any distributions or splits. In any such event the Administrator shall make an equitable adjustment in the number and/or value of Equity Incentive Shares, so that the value of a Participant’s Award after adjustment will not be impaired by the change in capitalization. The Administrator’s determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

(b)    Administrator Authority to Make Adjustments. Any adjustments under this Section 10 will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued under the Plan on account of any such adjustments.

11.    Merger, Consolidation, Asset Sale, Liquidation, etc.

(a)    General. If an Acquisition Event (as defined below) is expected to occur, the Administrator shall take any one or more or none of the following actions with respect to Equity Incentive Shares:

(i)    provide that such Equity Incentive Shares shall be assumed, or equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

(ii)    provide that all or any Equity Incentive Shares shall become vested in full immediately prior to such event; or

(iii)    provide for a combination of any one or more of the foregoing options or any other plan which would be equitable, in the good faith judgment of the Administrator, to the holders of Equity Incentive Shares.

An “Acquisition Event” shall mean: (A) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation, (B) any sale of all or substantially all of the assets of the Company, or (C) the complete liquidation of the Company.

12.    No Special Employment Rights.

Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant any right with respect to the continuation of his or her employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the Participant.

13.    Other Employee Benefits.

Except as to plans which by their terms include such amounts as compensation, the amount of any compensation deemed to be received by a Participant as a result of the grant of Award or the sale of Equity Incentive Share will not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Administrator.

14.    Amendment or Termination of the Plan.

(a)    The Administrator may at any time, and from time to time, amend or terminate the Plan in any respect.

(b)    No such amendment or termination shall affect any Equity Incentive Shares which are vested and outstanding at the time of such amendment or termination, unless the amendment or termination is implemented in connection with a Transaction (as defined below) and the Administrator has determined in its sole discretion that the holders of Equity Incentive Shares will receive other units or securities of equivalent value in a successor entity. For purposes of this Article 14, a “Transaction” shall mean (i) the sale, exchange, transfer, assignment, exclusive license or other disposition of all or substantially all the assets of the Company in any transaction or series of related transactions, or (ii) the acquisition, consolidation or merger of the Company by or with another entity by means of any transaction or series of related transactions.

15.    Withholding.

The Company shall have the right to deduct from payments of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to any Equity Incentive Shares issued under the Plan.

16.    Effective Date. The Plan shall become effective as of the date marked below. Amendments to the Plan not requiring shareholder approval shall become effective when adopted by the Administrator.

17.    Provision for Foreign Participants.

The Administrator may, without amending the Plan, modify Awards granted to participants who are foreign nationals or employed outside the United States to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters, including but not limited to granting options on Incentive Shares or Common 1 Shares.

18.    Definitions.

“Award” means an award of Equity Incentive Shares granted under this Plan.

“Award Agreement” means an Employee Grant Agreement, Executive Grant Agreement, Director Grant Agreement or Consultant Grant Agreement, as applicable.

“Common 1 Shares” has the meaning set forth in the LLC Agreement.

“Consultant Grant Agreement” means the agreement between the Company and each Consultant who is granted Equity Incentive Shares under this Plan containing the terms, conditions and restrictions applicable to such grant, as determined by the Administrator consistent with the terms of this Plan.

“Director Grant Agreement” means the agreement between the Company and each Director who is granted Equity Incentive Shares under this Plan containing the terms, conditions and restrictions applicable to such grant, as determined by the Administrator consistent with the terms of this Plan.

“Employee Grant Agreement” means the agreement between the Company and each Employee who is granted Equity Incentive Shares under this Plan containing the terms, conditions and restrictions applicable to such grant, as determined by the Administrator consistent with the terms of this Plan.

“Equity Incentive Share” means any Incentive Share within the meaning of the LLC Agreement that is governed by this Plan, the LLC Agreement and the applicable Award Agreement.

“Executive Grant Agreement” means the agreement between the Company and each Executive who is granted Equity Incentive Shares under this Plan containing the terms, conditions and restrictions applicable to such grant, as determined by the Administrator consistent with the terms of this Plan.

“Grant Date” means any date, as determined by the Administrator, as of which an Award is granted to a Participant.

“Incentive Share” has the meaning set forth in the LLC Agreement.

“LLC Agreement” means the Forma Therapeutics Holdings, LLC Limited Liability Company Agreement (Amended and Restated), dated as of the date hereof, as it may be amended from time to time.

“Participant” means an Employee, Executive, Director or Consultant who has been selected to participate in this Plan and issued Equity Incentive Shares.

“Person” means any human being or any corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

“Service” means continuous full-time or substantially full-time service with the Company or any Subsidiary.

“Subsidiary” means any majority owned company of the Company.

“Termination of Service” means the cessation of a Consultant’s, a Director’s, an Executive’s or an Employee’s Service with the Company or any Subsidiary for any reason whatsoever, whether voluntarily or involuntarily, including by reason of death or disability, but excluding absence due to approved leaves.

“Product Tracking Incentive Share” has the meaning set forth in the LLC Agreement.

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IN WITNESS WHEREOF, this Plan is amended and restated effective as of August 29, 2012

Forma Therapeutics Holdings, LLC

By:	/s/ Steven Tregay
Steven Tregay, Ph.D.
President & CEO

[Equity Incentive Plan (Amended and Restated)]